Exhibit 99.1

Contact:
Lilly Donohue
Investor Relations
(212) 798-6118

Executive Change at Global Signal; Wes Edens to Assume Role of President


Sarasota, Florida. December 16, 2005 - The board of directors of Global Signal Inc. (NYSE:GSL) announced today that David Grain will no longer serve as the Company's President in order to pursue personal and other business interests. Wesley R. Edens, the Chairman and CEO of Global Signal will assume the role of President for the foreseeable future.

"We appreciate David's efforts on behalf of Global Signal and wish him well," said Wesley R. Edens, the Chairman and CEO. "I have the highest personal and professional regard for David and thank him for all his contributions and service to Global Signal."

David Grain added "From the time I joined Global Signal three years ago, the Company has more than tripled its asset base and market capitalization and today is one of the leading cell tower companies in the US. I believe now is the right time for me to move on to other challenges and I leave with total confidence in the future of Global Signal."

Global Signal owns, leases or manages approximately 11,000 towers and other wireless communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information regarding Global Signal and to be added to our e-mail distribution list, please visit http://www.gsignal.com.